JTS CORPORATION
                             SALE LOCK-UP AGREEMENT



                               September 25, 1997


JTS Corporation
166 Baypointe Parkway
San Jose, CA 95134

Ladies and Gentlemen:

     Each of the undersigned desires to purchase shares of Series D Convertible Preferred Stock ("Series D Preferred") of JTS Corporation (the "Company") pursuant to the Securities Purchase Agreement dated of even date herewith (the "Purchase Agreement").

     In consideration of the foregoing, and as a condition to such purchase, each of the undersigned hereby irrevocably agrees that he, she or it will not, without the prior written approval of the Company, for a period of one year (the "Full Lock-up Period") from the date hereof, offer, sell, contract to sell, make any short sale (including, but not limited to, a "short against the box"), pledge, or otherwise dispose of directly or indirectly, more than fifty percent (50%) of the shares of Series D Preferred or Common Stock issuable upon conversion of such fifty percent (50%) of the shares of Series D Preferred (such fifty percent (50%) being referred to herein as the "Securities") which he, she or it may own directly or indirectly or beneficially (as defined by the Securities Exchange Act of 1934 and the rules and regulations thereunder);
provided however, that this Agreement shall terminate, and the foregoing restriction shall be of no further force and effect, in the case of (i) an Acquisition or Asset Transfer (both as defined in the Certificate of Designation of the Series D Preferred), (ii) the Company's failure to obtain timely SEC effectiveness of the Form S-3 registration statement pursuant to Section 2.2(a) of the Registration Rights Agreement of even date herewith, (iii) the commencement by the Company of bankruptcy proceedings, or (iv) an involuntary bankruptcy proceeding which the Company has not succeeded in dismissing within sixty (60) days of its commencement.

     The foregoing restriction is expressly agreed to preclude each holder of Securities from engaging in any hedging or other transaction that is designed to or reasonably expected to lead to, or result in, a disposition of Securities during the Lock-Up Period even if such Securities would be disposed of by any of the undersigned subsequent to the Lock-up Period or by someone other than one of the undersigned. Nothing herein shall prevent the undersigned from engaging in direct sales through the American Stock Exchange of Common Stock owned by the undersigned prior to September 25, 1997.

     Notwithstanding the foregoing, any transfer of Securities which either (i) will not result in any change in beneficial ownership, including, but not limited to, pro rata partnership distributions and transfers into trusts for the benefit of the original holder, or (ii) constitute bona fide gifts of such shares, will not require your consent provided that the transferee enters into


                                       1.
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a lock-up  agreement in substantially  the form hereof covering the remainder of the Lock-up Period under this Agreement.

     Each of the undersigned confirms that he, she or it understands that the Company will rely upon the representations set forth in this Agreement in proceeding with purchase and sale of the Series D Preferred pursuant to the Purchase Agreement. Each of the undersigned understands that this Agreement is irrevocable and shall be binding on the undersigned and his, her or its respective successors, heirs, personal representatives and assigns. Each of the undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities except in compliance with this Agreement.




                                         Amber Arbitrage LDC

                                         By: /s/ John Bender
                                             -----------------------------------
                                         Name: John Bender
                                         Its: Trading Manager


                                         /s/ Jack Tramiel
                                         ---------------------------------------
                                         Jack Tramiel


                                         /s/ Sirjang Lal Tandon
                                         ---------------------------------------
                                         Sirjang Lal Tandon


                                         /s/ David T. Mitchell
                                         ---------------------------------------
                                         David T. Mitchell